EXHIBIT 107

CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
TPG Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.001 par value per share	Other	6,383,349(1)	$42.77(2)	$273,015,836.73(2)	0.00013810	$37,703.49(2)
Total Offering Amounts					$273,015,836.73		$37,703.49
Total Fee Offsets							$—
Net Fee Due							$37,703.49

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of TPG Inc. (the “Registrant”) that become issuable under the TPG Inc. Omnibus Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on a price of $42.77 per share of Common Stock, which is the average of the high and low price per Common Share as reported by the Nasdaq Global Select Market on February 27, 2026.